Exhibit 99.1

For Immediate Release:

Vitalstate Inc is very saddened by the death of one of its board members, Tom Torokvei.

"It is with great sadness that we must announce the passing of one of our Board of Directors - Mr. Thomas Torokvei. Tom passed away suddenly on February 24, 2005. Tom was a genuine professional in all he did; he was compassionate, kind and always a voice of reason. He had a positive impact on so many things and was one of the most sincere and humble gentlemen you could care to meet. I looked upon Tom as a mentor and a friend and his passing is a great loss to his family, his friends, the business community, Vitalstate and to me personally. We are saddened by his passing - but we are focused on our objectives and will strive to deliver on the faith and trust he placed in each and every one of us."

Terry Giles - President/CEO Vitalstate Inc.